Exhibit 10.1

EXCLUSIVE LICENSE AND DISTRIBUTORSHIP AGREEMENT

THIS EXCLUSIVE LICENSE AND DISTRIBUTORSHIP AGREEMENT (the “Distributorship Agreement”) is made and entered into as of this 6th day of January, 2009, by and between:  [i] IRONCLAD PERFORMANCE WEAR CORPORATION, a corporation organized and existing under the laws of Nevada, having an address of 2201 Park Place, Suite 101, El Segundo, CA 90245 (the “Licensor”); and [ii] ORR SAFETY CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Kentucky, having an address of 11601 Interchange Drive, Louisville, Kentucky 40229 (the “Distributor”).

RECITALS

A.  The Licensor is in the business of manufacturing, marketing and selling specialty technical work gloves and other workwear.

B.  The Distributor is in the business of selling and distributing industrial safety equipment and supplies, and providing certain services related to the delivery and use of such equipment and supplies.

C.  The Licensor desires to grant to the Distributor, and the Distributor desires to accept from the Licensor, the exclusive right within the Territory to distribute and sell the Products as set forth herein.

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Unless the context otherwise requires, the following initially capitalized terms shall, for purposes of this Distributorship Agreement, have the meanings specified:

1.1  “Confidential Information” means and includes (but is not limited to) all prices, costs, sales volumes, trademark information, product formulation, know-how, technical knowledge, technical bulletins, service manuals, software (including source and object codes), drawings, specifications, data sheets, sales and marketing techniques and information, photographs, artwork, designs, instructions, and all other information whether or not reduced to writing, relating to the manufacture, sale, marketing, distribution, and servicing of the Products or customers of the Products, and any other information and trade secrets that might adversely affect either party’s ability to compete in any market, as well as any other information relating to the business of either party to this Distributorship Agreement that may be disclosed or communicated to either party to this Distributorship Agreement at any time during the Term of this Distributorship Agreement which is not generally known in the trade or is not information which is in the public domain through no fault or breach of this Distributorship Agreement by the receiving party.

* Redacted

1.2  “Products” means, collectively, those products listed and described on Schedule A attached hereto and incorporated herein by reference.

1.3  “Territory” means each country and jurisdiction in the world where the Products may lawfully be marketed and sold.

ARTICLE 2
APPOINTMENT; RELATIONSHIP; CONDITION OF EXCLUSIVITY

2.1  Exclusive Appointment.  For and during the Term and subject to the conditions of this Distributorship Agreement, the Licensor hereby appoints the Distributor as the exclusive distributor for the Products in the Territory, and the Distributor hereby accepts such appointment on the terms and conditions contained herein.  In addition, during the Term, Distributor shall not represent, sell or distribute, directly or for or on behalf of any third party, any products specifically designed and/or marketed for the petrochemical and offshore exploration markets that are substantially similar to, or competitive with, the Products.  During the Term, the Licensor shall not appoint any individual, corporation (except for the Distributor), trust, partnership, joint venture, limited liability company or other entity as a distributor for the Products or sale thereof within the Territory and the Licensor shall refer to Distributor any orders or inquiries which it receives for the shipment of the Products to any place within the Territory.  The Distributor may appoint subdistributors or agents for the resale and/or distribution of the Products, it being understood that the Distributor shall be solely responsible for the payment of any compensation to, and any and all liability relating to the appointment of, such subdistributors or agents.  It is acknowledged and agreed that Distributor may distribute and sell the Products through Licensor’s managers in certain foreign markets as the parties may mutually agree.

2.2  Nature of Relationship. During the Term of this Distributorship Agreement, the relationship between the Licensor and the Distributor is solely that of vendor and vendee. The Distributor is an independent contractor and nothing herein shall be construed so as to constitute the Distributor as a partner, joint venturer, agent, or representative of the Licensor for any purpose whatsoever, nor shall the Distributor engage in any conduct which might create such an impression or inference.  The Distributor shall be solely responsible for the discharge of its obligations and liabilities to third parties and shall have no right to indemnity or contribution from the Licensor in respect therefor except as set forth in Article 9 below.

2.3  Condition of Exclusivity. Distributor agrees that it expects to purchase the Minimum Purchase Level of the Products as described in Schedule B.  In the event that Distributor does not purchase the Minimum Purchase Level of such Products, then Licensor shall have the right in its sole discretion to terminate the exclusive rights of Distributor under this Agreement as to the Products, and the rights of Distributor to distribute Products in the Territory shall thereafter become non-exclusive, in which event, prices to Distributor for Products shall thereafter become Licensor’s standard non-exclusive distributor prices and Licensor shall be free to sell Products in the Territory through any available channels (including, without limitation, through direct distribution or another distributor).

ARTICLE 3
PRICE; TERMS OF SALE AND SHIPMENT

3.1  Price.  The initial prices (paid by Distributor to Licensor) for the Products are set forth on Schedule B attached hereto and incorporated herein by reference, as the same may be amended from time-to-time (the “Price List”).  The price listed assumes goods will be purchased and shipped with freight terms of Delivered Duty Paid (“DDP”) Distributor’s continental United States warehouse.  Any change in freight terms or destination may result in associated price change.  Such prices may not be changed during the first year of the Initial Term as described in Section 4.1, except upon the mutual agreement of the parties.  For years two through five of the Initial Term, Licensor may adjust pricing at its sole discretion by no more than 10% in the aggregate (i.e. the total aggregate price adjustment for all such years taken together shall not exceed 10% of the prices in the first year of the Initial Term).  At the beginning of each Renewal Term, the price may be adjusted by Licensor, including annual price adjustments, at its sole discretion, but in no event to exceed the amount of any price adjustments made by the manufacturer of the Products, the raw material suppliers or Carriers.  Licensor shall deliver written notice of any proposed price adjustment to Distributor not less than sixty (60) calendar days prior to the date on which such adjustment would become effective.

3.2  Orders.  Orders by the Distributor for the Products shall be in writing (delivery by facsimile or electronic mail shall be permitted) and must include all information reasonably required, from time to time, by the Licensor.  Orders shall be subject to the provisions of Section 3.4.  Orders shall not be binding upon the Licensor until received on the form of Purchase Agreement attached hereto as Schedule C (the “Purchase Agreement”) and accepted by the Licensor.  The Licensor shall use commercially reasonable efforts to fill and ship all orders promptly after receipt and acceptance, but shall not be liable for any delay in delivery caused solely by the Carrier (defined below).

3.3  Payment.  The payment terms for each shipment of Products shall be as set forth on the Purchase Agreement for such shipment.  The Distributor shall pay all invoices for the Products in United States Dollars by wire transfer to such banking institutions as designated by the Licensor  in writing.

3.4  Title Transfer; Packaging; Delivery.  Sale and delivery of the Products shall be Delivered Duty Paid (“DDP”) to Distributor’s continental United~~.~~ States warehouse, or such other location as may be requested from time-to-time.  Title to and risk of loss of the Products shall pass to the Distributor upon delivery of the Products, together with proof of delivery or other documentary evidence of delivery, to Distributor at the Distributor’s designated facility.  The selection of and coordination with the air, ground, ocean or other carrier (the “Carrier”) shall be the sole responsibility of the Licensor.  All Products shall be packaged by or for the Licensor in a manner which is customary in the industry and reasonably expected to afford protection against damage during normal shipment.  It is the sole responsibility of the Licensor to file any appropriate claims with the Carrier for reimbursement for loss or damage and the Distributor shall reasonably cooperate with the Licensor in making such claims.  In the event any Products are delivered to Distributor more than thirty (30) business days following the delivery date specified in the Purchase Agreement covering such shipment of Products (other than any delay in delivery caused solely by the Carrier), the Distributor shall be entitled to a rebate in the amount of three percent (3%) of that portion of the total amount of such order which is more than thirty (30) business days following the delivery date specified in the Purchase Agreement covering such shipment of Products (i.e. the rebate applies only to that portion of the order which is late, not to the entire order).  A delay in delivery shall be deemed to be caused solely by the Carrier where the Licensor establishes by competent written evidence that an order of Products was dutifully and reasonably conveyed by Licensor to the Carrier at the designated location on the scheduled shipment date and time agreed upon by the Licensor and Distributor.  Upon transfer of the title to the Products to Distributor under this Distributorship Agreement, the Products will be free and clear of any liens or encumbrances.

3.5  Sales to Distributor; Resales.  All deliveries of Products covered by this Distributorship Agreement will constitute sales made directly to the Distributor.  Nothing herein contained shall be deemed in any way to limit the right of the Distributor to determine the prices or terms at which Products purchased by the Distributor may be re-sold by the Distributor to their customers, except as described in Section 3.5 (A) below.  The  Distributor may sell any such Products at any prices determined by the Distributor, except that Distributor may not sell Product below the cost of the Product sold by Licensor to Distributor.  All exchange, conversion, taxes, withholdings, fees or other charges at any time levied or assessed by any governmental, administrative or banking authority on the distribution or sale of the Products by Distributor (collectively, “Import/Export Charges”), if any, will be paid by the Distributor.  In the event the purchase, shipment, import or other event associated with the Distributor’s distribution or sale of the Products becomes subject to Import/Export Charges, the payment and administration of same shall be the sole responsibility of the Distributor who shall indemnify and hold harmless the Licensor from such Import/Export Charges.

(A)  Distributor agrees that it will sell products to other distributors at or below the Reseller prices described in Schedule D attached hereto; provided, however, that such reseller prices may be proportionally increased by Distributor effective immediately upon any adjustment in the Price List of the Products made at any time during the Term of this Distributorship Agreement.

3.6  Warranty of the Licensor.  The Licensor warrants that the Products sold and delivered to the Distributor will be merchantable, will have been produced in accordance with the Licensor’s normal quality standards, will be free from defects in design, manufacture or packaging for sale in the Territory and will conform to any specifications mutually agreed upon in writing by the parties hereto, as well as any applicable legal and regulatory requirements in the Territory related to the Products’ importation, labeling and packaging.  The Distributor shall promptly notify the Licensor in the event the Distributor receives any non-conforming Products and shall promptly return any such Products to the Licensor at its national headquarters, currently located in El Segundo, California.  The Licensor shall take appropriate action to promptly replace the Products in kind with conforming Products.  The Distributor shall be entitled to a refund of the entire purchase price of any non-conforming Products not replaced in kind within sixty (60) calendar days and, in addition, the Licensor shall be responsible for all reasonable costs associated with the replacement of any non-conforming Products, including, without limitation, the costs incurred by the Distributor to return or destroy such Products.

ARTICLE 4
TERM AND RENEWAL

4.1  Term and Renewal.  The initial term of this Distributorship Agreement shall commence on the date first written above and shall continue for a period of five (5) years (the “Initial Term”).  The Initial Term of this Distributorship Agreement shall automatically be extended for three (3) additional successive terms of five (5) years each (each a “Renewal Term”).  The Initial Term and all applicable Renewal Terms are collectively referred to herein as the “Term”.  The Renewal Terms shall automatically commence immediately upon the expiration of the Initial Term or previous Renewal Term, provided that neither party is in material default in the performance of this Distributorship Agreement at the time such Renewal Term commences.  Unless extended in writing by both parties, this Distributorship Agreement terminates  immediately at the end of the last Renewal Term and does not require written notice from either party to so terminate.  In addition, the parties may elect to terminate this Distributorship Agreement at any time by written mutual consent.

ARTICLE 5
DUTIES OF THE DISTRIBUTOR

In addition to the other obligations of the Distributor as set forth in this Distributorship Agreement, the Distributor agrees as follows:

5.1  Distributor’s Business and Commercial Efforts.  The Distributor, at its expense, shall devote such time and resources as required to actively promote, market and sell the Products in the Territory to the petrochemical, offshore exploration markets and other industrial markets, with such time and resources of the Distributor to include, without limitation, [i] maintaining an adequate sales force and support staff, suitable place of business and sufficient inventory of Products to enable it to make prompt delivery to all customers; [ii] using appropriate means, in Distributor’s commercially reasonable discretion, to promote the sale of the Products throughout the Territory, including, without limitation, advertising campaigns and trade show activities; and [iii] using its commercially reasonable efforts to preserve the goodwill of customers at all times.

5.2  Compliance with Local Laws.  The Distributor shall comply with all applicable laws and regulations pertaining to the distribution of Products, and obtain and maintain all licenses, registrations, permits and governmental approvals which may be necessary to permit, the sale and distribution of the Products by Distributor hereunder.

ARTICLE 6
DUTIES OF THE LICENSOR

In addition to the other obligations of the Licensor as set forth in this Distributorship Agreement, the Licensor agrees as follows:

6.1  Licensor’s Business and Commercial Efforts.  The Licensor, at its expense, shall develop and devote such resources as required to produce a sufficient quantity of Products to meet the anticipated demand therefor as agreed upon from time-to-time by the parties, with such resources of the Licensor to include, without limitation, [i] maintaining or causing to be maintained an adequate manufacturing force and support staff, suitable manufacturing facilities, and shipping and freight arrangements to enable it to make prompt delivery of Products to Distributor; [ii] making available to the Distributor, upon its reasonable request and as otherwise available, at the reasonable expense of the Licensor, the services of sales and technical personnel of the Licensor to assist Distributor with Product information, technical knowledge, sales training and applications; and [iii] using its commercially reasonable efforts to preserve the goodwill of customers at all times.

6.2  Information Required on Products.  The Licensor shall cause to be placed on the inside label of the Products sold in the Territory during the Term (i) the name of the Distributor, (ii) the ORR SAFETY trademark, and (iii) such other information as shall enable a user of a Product to order the same Product from the Distributor, including, but not limited to, the telephone number and/or Web address of the Distributor and the model number of the Product.

6.3  Applications for Patents.  The Licensor, at its expense, shall apply for patent protection for the Products in the United States, and may, at its sole discretion, apply for patent protection for the Products elsewhere where such protection is necessary or appropriate, and shall provide a copy of all such applications to the Distributor upon request.

6.4  Applications for Trademark Registrations.  The Licensor, at its expense, shall apply to register the “KONG” trademark, and any other mark containing the term “KONG”, that is to be used in connection with the Products in the United States, and may, at its sole discretion, apply for trademark protection for the Products elsewhere where such protection is necessary or appropriate, and shall provide a copy of all such applications to the Distributor upon request.

ARTICLE 7
INTELLECTUAL PROPERTY RIGHTS

7.1  Licensor's License to Use Distributor's Trademarks or Trade Name.   Distributor hereby grants to Licensor a non-exclusive, royalty-free, license to use the ORR SAFETY trademark (hereinafter the "Distributor's Mark") in connection with the manufacture of the Products, the sale of the Products to Distributor, or materials relating to Licensor’s description of its business, products and business opportunities, including the use in press releases or other public disclosures.  Licensor acknowledges that Distributor's Mark shall remain the sole property of Distributor, and the Licensor's use of Distributor's Mark shall be subject to review and approval by the Distributor.  Licensor covenants that it will not contest the validity of Distributor's Mark or Distributor's ownership thereof in any proceeding or at any time.  Nothing in this Distributorship Agreement shall be deemed to confer upon the Licensor any right, title, interest, or license (express or implied) in the Distributor's Mark, or in the goodwill now or hereafter associated therewith.  Upon termination or expiration of this Distributorship Agreement, the Licensor shall make no further use of Distributor's Mark, for any purpose whatever or wherever, nor employ or use any other trademark or trade names which gives the impression, tends to suggest, or is likely to cause confusion with Distributor's Mark or any part thereof.

7.2  Distributor's License to Use Licensor's Trademarks or Trade Names.  Licensor hereby grants to Distributor an exclusive (within the Territory) royalty-free, license to use the trade names, trademarks, advertising symbols, copyrighted materials and any other tangible or intangible property rights relating to the Products and owned by the Licensor during the existence of this Distributorship Agreement solely in connection with the marketing, distribution and sale of the Products.  During the Term of this Distributorship Agreement, Distributor may refer to itself as the exclusive “master distributor” of the Products within the Territory.  Distributor acknowledges that, with the exception of Distributor's Mark, all trademarks used to designate any of the Product(s) are and shall remain the sole property of Licensor.  Distributor covenants that it will not contest the validity of such trademarks or Licensor's ownership of them in any proceeding or at any time.  With the exception of the provisions of this Section 7.2, nothing in this Distributorship Agreement shall be deemed to confer upon the Distributor any right, title, interest, or license (express or implied) in any of Licensor's trademarks, or in the goodwill now or hereafter associated therewith.  During the Term of this Distributorship Agreement each trademark shall be used by the Distributor solely to designate the Product(s) to which it refers and shall not be used in such manner as to impair or dilute the same, nor otherwise than in accordance with instructions given from time to time by Licensor.  During the Term of this Distributorship Agreement, the right of Distributor to use the “KONG” trademark, or any other trademark containing the term “KONG” (hereinafter collectively the "KONG Marks"), in connection with the Products shall be exclusive within the Territory, and Licensor shall not, and shall not provide any other entity with the right to, use the KONG Marks in connection with any other goods or services without Distributor’s prior written consent (which consent shall not be unreasonably withheld).  Upon termination of this Distributorship Agreement, the Distributor shall make no further use of said trademarks or any trade name of Licensor, for any purpose whatever or wherever, nor employ or use any other trademark or trade names which gives the impression, tends to suggest, or is likely to cause confusion: (a) with Licensor's trademarks or trade names or any part thereof, or (b) that the Distributor continues to sell Licensor's Product(s).

(A)  Notwithstanding the foregoing Section 7.2, in the event [i] that Licensor determines to terminate this Distributorship Agreement for any reason, other than as a result of a material breach of any of the terms and conditions of this Distributorship Agreement by Distributor or other failure by Distributor to observe or perform any of the terms of this Distributorship Agreement, or [ii] of a bankruptcy of Licensor, Licensor shall assign to Distributor all of its rights to the KONG Marks and the goodwill associated therewith, including any and all trademark registrations and trademark applications throughout the world, and Licensor shall cease-and-desist all use of the KONG Marks and any confusingly similar marks.

7.3   Patent Rights in the Products.  Licensor has applied for patent protection of the Products in the United States, Application Serial No. 12/284256, and may in the future file additional new or continuing patent applications in the United States or elsewhere for the Products ("Patent Rights").  Licensor hereby grants to Distributor an exclusive (within the Territory), royalty-free, license to use the Patent Rights during the existence of this Distributorship Agreement solely in connection with the marketing, distribution and sale of the Products.  In the event [i] that Licensor determines to terminate this Distributorship Agreement for any reason, other than as a result of a material breach of any of the terms and conditions of this Distributorship Agreement by Distributor or other failure by Distributor to observe or perform any of the terms of this Distributorship Agreement, or [ii] of a bankruptcy of Licensor, Licensor shall grant to Distributor a license for the remainder of the Term to any patents in the United States or elsewhere that have issued for the Products during this Distributorship Agreement, together with any inventions or improvements now or hereafter embodied in the Products (whether or not patented or patentable in any jurisdiction) during the term of this Distribution Agreement.  Distributor shall pay a reasonable royalty fee to Licensor for such license of the Patent Rights in an amount to be agreed upon by the parties.  Further, upon either of the events described in [i] or [ii] above, Licensor shall provide to Distributor all technical information and know-how necessary for Distributor to manufacture the Products or to source the Products from a third party and shall provide Distributor with full and immediate access to the manufacturer of the Products and facilitate the introduction of Distributor to such manufacturer and provide Distributor with copies, at Licensor’s expense, of all information and materials pertaining to the manufacture of the Products.

7.4  Protection of Intellectual Property Rights.  The Distributor acknowledges and agrees that the Products, brand names, trademarks, label and container designs, patents, copyrighted material and like property and rights in connection therewith (collectively, the “Intellectual Property”) are and shall remain the absolute property of the Licensor subject to the exceptions for the “KONG” Marks in Section 7.2(A) and the Patent Rights in Section 7.3 of this Distributorship Agreement.  Distributor shall immediately inform the Licensor of any infringements on the Licensor’s rights to its Intellectual Property that come to the Distributor’s attention, and if requested, the Distributor will assist the Licensor, at the Licensor’s expense, in taking all reasonable steps as required to defend the Licensor’s rights to its Intellectual Property.

7.5  Non-Infringement or Conflict.  Licensor represents and warrants that the Products do not infringe on the patent, trademark, copyright, or other intellectual property rights of any third party, and further that Licensor is the sole and exclusive owner of the Intellectual Property.  Licensor further represents and warrants that the execution, delivery and performance by Licensor of this Distributorship Agreement will not constitute a breach of, or conflict with, any agreement or instrument to which the Licensor is a party or by which any of its assets are bound.

7.6  Confidential Information.

(A)  During the Term of this Distributorship Agreement and for a period of five (5) years after its termination, each party (the “Receiving Party”) shall not disclose to any third party, or use for any purpose other than as required in the performance of this Distributorship Agreement, any Confidential Information of the other party (the “Disclosing Party”).

(B)  The Receiving Party may disclose, but shall limit disclosure of, the Confidential Information within its organization, to those directors, officers, employees, agents and advisors of the Receiving Party or affiliated or related companies (the “Permitted Recipients”) who are required to use such information in connection with the Receiving Party’s performance under this Agreement and who are advised by the Receiving Party of this Agreement and agree to be bound by and comply with all the provisions of this Agreement.  Further, the Receiving Party shall require that any of its Permitted Recipients who may receive the Confidential Information maintain the same in strict confidence and not use or disclose the Confidential Information except as permitted under this Agreement.

(C)  Confidential Information shall not, however, include information that would constitute Confidential Information, but that (i) is or hereafter becomes publicly available through no act or omission on the Receiving Party’s part; (ii) was already known to the Receiving Party as of the date of disclosure without restriction as to its use or disclosure, as evidenced by competent written evidence in the Receiving Party’s possession; (iii) is independently developed by the Receiving Party without reference to the Confidential Information, as evidenced by competent written evidence in the Receiving Party’s possession; (iv) is rightfully and lawfully received by the Receiving Party without restriction as to its use or disclosure from a third party that rightfully and lawfully obtained such information and rightfully and lawfully disclosed such information to the Receiving Party, as evidenced by competent written evidence in the Receiving Party’s possession; or (v) is disclosed with the prior written consent of the Disclosing Party.  Disclosure of Confidential Information by the Receiving Party shall not be precluded if such disclosure is required to be made in response to a valid order of a court or other governmental body of competent jurisdiction or other process of law; provided, however, that the Receiving Party shall first have given written notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order; and provided further that if disclosure is required, the Confidential Information disclosed in response to such process of law shall be limited to that Confidential Information that is legally required to be disclosed in response to such process of law.

ARTICLE 8
EVENTS OF DEFAULT; TERMINATION

8.1  Events of Default.  In addition to the other rights of termination set forth in Article 4 above, this Distributorship Agreement may be terminated by the aggrieved party on the occurrence of any of the following events (“Events of Default”):

(A)  Either party ceases to operate its business or ceases to engage in the business contemplated by this Distributorship Agreement for any reason; or

(B)  Either party shall liquidate, become the debtor in any bankruptcy or equivalent proceeding, whether voluntary or involuntary, enter into any arrangement with its creditors for the payment of its debts by composition or otherwise, make any assignment for the benefit of creditors or if a receiver shall be appointed for either party’s business and property; or

(C)  Either party fails to procure or to hold in good standing any governmental license, permit or other authority necessary and required to manufacture, export, import, purchase and sell the Products as contemplated by this Distributorship Agreement, or the government of the country in which either party is located enacts any laws or promulgates any codes or regulations whereby the manufacture, export, import, purchase or sale of the Products, wholesale or retail, shall be prohibited or shall be reserved to such government or agency or instrumentality thereof; or

(D)  Either party is in material breach of any other of the terms and conditions of this Distributorship Agreement or otherwise fails to observe or becomes unable to perform any of the terms of this Distributorship Agreement.

8.2  Notice of Default.  If as a result of an Event of Default (or the happening of any Event of Default forthwith) the aggrieved party shall desire to terminate this Distributorship Agreement, it shall give written notice of its intent to terminate to the other party, and if that party fails to cure or correct such Event of Default within thirty (30) calendar days after the giving of such notice, then this Distributorship Agreement shall automatically terminate.

8.3  Effect of Termination.  Termination of this Distributorship Agreement, for any reason as provided herein, shall not affect or limit the right of either party to receive or recover any amounts which may then be owing to such party under the terms of this Distributorship Agreement or any invoice or other instrument, or any loss of profits, business or goodwill, or other claim for damages.  Without limitation of any other rights, in the event of the termination of this Distributorship Agreement by Distributor pursuant to Section 8.1, Licensor shall submit to Distributor within thirty (30) days after the date of such termination an inventory list of all the Products held by Licensor as of the date of termination and Distributor may, at its option, purchase any or all of such Products from Licensor upon written notice of its intention to do so not later than thirty (30) days after receipt of such list, at the price paid by Licensor.

ARTICLE 9
INDEMNIFICATION AND INSURANCE

9.1  Indemnification by the Distributor.  The Distributor shall indemnify and hold the Licensor and each of its affiliates and/or their respective directors, officers, employees, representatives and agents (the “Licensor Indemnified Parties”) harmless from and against all claims, fines, penalties, losses, damages, liabilities and expenses (including reasonable attorney’s fees and costs) (collectively, “Losses”) arising from (i) the Distributor’s breach or violation of any of the representations, warranties, covenants or obligations of the Distributor contained in this Distributorship Agreement; or (ii) the Distributor’s negligent acts or omissions, willful misconduct or other wrongdoing, including, without limitation, any third party claims or suits brought against any of the Licensor Indemnified Parties that arise out of the Distributor’s importing, storing, marketing, distributing or sale of the Products.  Notwithstanding the foregoing, the Distributor shall not be obligated to indemnify the Licensor Indemnified Parties for any Losses for which the Licensor is obligated to indemnify the Distributor Indemnified Parties under the terms of this Distributorship Agreement.

9.2  Indemnification by the Licensor.  The Licensor shall indemnify and hold the Distributor and each of its affiliates and/or their respective directors, officers, employees, representatives and agents (the “Distributor Indemnified Parties”) harmless from and against all Losses arising from (i) the Licensor’s breach or violation of any of the representations, warranties, covenants or obligations of the Licensor contained in this Distributorship Agreement; (ii) the Licensor’s negligent acts or omissions, willful misconduct, or other wrongdoing, including, without limitation, any third party claims or suits brought against any of the Distributor Indemnified Parties arising from the Licensor’s manufacturing, production, labeling, shipping, storing or handling of the Product, including any actual or alleged defect in the design, manufacture or packing of the Products, existing at the time of delivery; or (iii) any actual or alleged infringement of third parties’ rights resulting from the Distributor’s authorized use of the trade names, trademarks, advertising symbols, copyrighted materials and any other tangible or intangible right property rights relating to the Products and licensed to the Distributor by the Licensor under this Distributorship Agreement.  Notwithstanding the foregoing, the Licensor shall not be obligated to indemnify the Distributor Indemnified Parties for any Losses for which the Distributor is obligated to indemnify the Licensor Indemnified Parties under the terms of this Distributorship Agreement.

9.3  Losses Caused by Others.  Losses that are subject to the foregoing indemnification shall be deemed to include Losses caused by the acts or omissions of any affiliates, employees, agents, contractors, sub-contractors, or representatives of either party or any other person or entity used by either party to fulfill its obligations under this Distributorship Agreement.

9.4  Notice, Defense of Claims and Settlement.  The obligations and liabilities of each indemnifying party hereunder (the “Indemnitor”) with respect to Losses that give rise to a right of indemnification by any indemnified party (the “Indemnitee”) shall be subject to the following terms and conditions:

(A)  The Indemnitee shall endeavor to give prompt written notice to the Indemnitor of any claim that might give rise to a right of indemnification hereunder (a “Notice of Claim”), but in any event not more than thirty (30) calendar days after the Indemnitee receives or otherwise becomes aware of such claim, stating the nature and basis of such claim and the amount or the estimated amount thereof, to the extent then known or feasible (which estimate shall not be conclusive of the final amount of such claim); provided, however, that failure to give timely Notice of Claim shall not constitute a defense in whole or in part to any claim by the Indemnitee hereunder, except and only to the extent that such failure shall result in any material prejudice to the Indemnitor.

(B)  With respect to any claim, demand, suit or action that is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest or otherwise protect against any such claim, demand, suit or action with legal counsel of its own selection and shall further have the sole power to direct and control such defense.  The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice.  So long as the Indemnitor is defending in good faith any such claim, demand, suit or action, the Indemnitee shall at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor.

(C)  Except as otherwise expressly provided herein, the Indemnitee shall not make any settlement or offer to settle or compromise any indemnifiable claims being defended by Indemnitor hereunder without the written consent of the Indemnitor, and the Indemnitor shall not make any settlement or offer to settle or compromise any claims naming an Indemnitee as a party without the written consent of such Indemnitee, which consents shall not be unreasonably withheld or delayed.  If the Indemnitor elects not to defend Indemnitee against any indemnifiable claims hereunder, or otherwise fails to settle or finally resolve such claims, then the Indemnitee may defend such claim using counsel of its own choice and the Indemnitor shall reimburse the Indemnitee for any resulting Losses and the related costs of defending such claim.

9.5  Insurance.  The Licensor and the Distributor shall each at all times during the Term of this Distributorship Agreement maintain comprehensive general liability insurance coverage, at its sole cost and expense, with limits of not less than U.S. $2,000,000 (two million dollars), each for the protection of the other party as additional named insured and shall upon request furnish the other party a certificate of insurance.  In addition, the Licensor shall at all times during the Term of this Agreement maintain, at its sole cost and expense, product liability insurance coverage in relation to the Products in the amount of not less than $2,000,000 (two million dollars) in aggregate, listing Distributor as additional named insured, and shall upon request furnish the Distributor a certificate of insurance.

ARTICLE 10
MISCELLANEOUS

10.1  Notices.  Any notice required or permitted to be given hereunder by either of the parties hereto shall be in writing and shall be deemed given if (i) delivered personally (in which case, it will be effective upon delivery), (ii) by electronic mail (in which case, it will be effective when sent), (iii) facsimile (in which case, it will be effective upon receipt of confirmation of good transmission), or (iv) sent by overnight courier (providing proof of delivery) (in which case, it will be effective on the business day after being deposited with such courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or electronic mail address provided to the other parties):

(A)	if to the Licensor, to: Ironclad Performance Wear Corporation Attention: Chief Executive Officer 2201 Park Place, Suite 101 El Segundo, CA 90245 Facsimile: (310) 643-0300

(B)	if to the Distributor, to Orr Safety Corporation Attention: Clark Orr, Jr., Vice President Strategic Planning 11601 Interchange Drive Louisville, Kentucky 40229 Facsimile: (502) 774-6467

10.2  Force Majeure:  If either party becomes unable to perform any of its obligations under this Distributorship Agreement, other than the obligation to pay money when due, because of any event which is beyond the reasonable control of the non-performing party ("Event of Force Majeure"), including but not limited to, a judicial or governmental decree, regulation or other direction not the fault of the party who has been so affected, labor stoppage, civil unrest, war, fire, power failure, earthquake, flood or other natural disaster or act of God or other circumstances of similar nature, the party that becomes aware of such event shall send the other party written notice thereof.  The non-performing party shall take all steps required to resume performance as soon as possible, shall keep the other party informed on a regular basis as to the status of the Event of Force Majeure, and shall not be considered as in breach of any obligation hereunder because of failure to perform during the period that it is prevented from performing by such Event of Force Majeure.  Notwithstanding that an Event of Force Majeure shall not result in a breach of this Distributorship Agreement, such event shall not excuse either party from its failure to perform brought about by its lack of commercially reasonable effort to correct such Event of Force Majeure and to carry out the terms of this Distributorship Agreement within a reasonable time.

10.3  Binding Effect of Agreement and Assignability.  This Distributorship Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may assign or subcontract its rights and obligations hereunder to any third-party without the prior written consent of the other party, subject to Section 2.1, and in the event of such assignment or subcontract with such written consent, the assigning party’s liability for its obligations to the non-assigning party under the terms of this Distributorship Agreement shall not be diminished, except as otherwise agreed to by the parties in writing in their sole discretion.

10.4  Entire Agreement; Order of Precedence.  This Distributorship Agreement, including the attached schedules, sets forth the entire agreement of the parties with respect to the subject matter of this Distributorship Agreement, supersedes all existing agreements between them concerning that subject matter, and may be modified, supplemented or amended only by a written instrument signed by each party.  In the event of any conflict or inconsistency between the terms and conditions of this Distributorship Agreement and those set forth on any Purchase Agreement, the terms and conditions of this Distributorship Agreement shall control and govern except as the parties may otherwise expressly agree in writing on the face of such Purchase Agreement.

10.5  Non-waiver.  No delay or failure by either party to exercise any right under this Distributorship Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right the party may have, and a waiver of any single incident shall not be deemed to be a waiver of any other subsequent incident.

10.6  Governing Law..  This Distributorship Agreement and the rights and obligations of the parties hereunder shall not be governed by the provisions of the United Nations Convention on Contracts for the International Sale of Goods or the United Nations Convention on the Limitations Period in the International Sales of Goods, as amended.  This Distributorship Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the State of New York, United States, without giving effect to its conflict of laws rules and including its provisions of the Uniform Commercial Code.

10.7  Jurisdiction; Service of Process. Each of the parties agrees not to assert, by way of motion, as a defense, or otherwise, in any action, suit or proceeding seeking to enforce any provision of, or based on any right arising out of, this Distributorship Agreement, that it is not subject personally to the jurisdiction of the courts referred to in Section 10.6, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Distributorship Agreement may not be enforced in or by the courts referred to in Section 10.6.

10.8  English Language. This Distributorship Agreement and all documents entered into in connection herewith shall be in the English language, and the English language shall be the governing language as to any disputes or questions of interpretation concerning this Distributorship Agreement.  The English version of this Distributorship Agreement, regardless of whether a translation in any other language is or will be made, shall be the only authentic one.

10.9  Headings.  Headings to sections in this Distributorship Agreement are for convenience of reference, and shall not affect the meaning or construction of this Distributorship Agreement.

10.10  Counterparts.  This Distributorship Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.11  Severability.  If any provision of this Distributorship Agreement or part thereof is found by a court or other authority of competent jurisdiction to be illegal, unenforceable, ineffective or void, then such provision, or part thereof, shall be severed and be of no further effect.  If it is possible to accomplish the intent and business purposes of the parties pursuant to this Distributorship Agreement without giving effect to any void provisions thereof, the remainder of this Distributorship Agreement shall be and remain in full force and effect, and shall be construed to the fullest extent lawful to fulfill the intentions of the parties hereto as expressed herein including such severed portions.

 [SIGNATURE PAGE FOLLOWS]

IN TESTIMONY WHEREOF, witness the signatures of the parties to this Exclusive License and Distributorship Agreement effective as of the day and year first hereinabove written.

“LICENSOR” IRONCLAD PERFORMANCE WEAR

By:	/s/ Eduard Jaeger
	Name:	Eduard Jaeger
	Title:	President and C.E.O.

“DISTRIBUTOR” ORR SAFETY CORPORATION, a Kentuck corporation
By:	/s/ Clark Orr, Jr.
	Name:	Clark Orr, Jr.
	Title:	VP Strategic Planning

SCHEDULES:

Schedule A                                --           List of Products
Schedule B                                --           Price List and Minimum Purchase Levels
Schedule C                                --           Form of Purchase Agreement
Schedule D                                --           Reseller Pricing

SCHEDULE A

List of Products

“KONG” safety gloves (all sizes), together with any inventions or improvements now or hereafter embodied therein (whether or not patented or patentable in any jurisdiction) during the Term of this Distribution Agreement

SCHEDULE B

Price List and Minimum Purchase Levels

KONG Original Style (SKU: SDX02 through SDX07)

Total Number of Pairs of Products Covered by a single Purchase Order		Price[1] Per Pair (all sizes)

60,000+	.....................................................................................................................................................	*[2]

20,000 to 59,999	.....................................................................................................................................................	*[3]

Less than 20,000	.....................................................................................................................................................	*

Minimum Purchase Levels Across All KONG Styles
(to maintain Exclusivity)

Year Initial Term	Annual Payment[4]
2009	US$* million
2010	US$* million
2011	US$* million
2012	US$* million
2013	US$* million

Prior to the completion of the Initial Term, the parties will agree upon a revised Minimum Purchase Levels schedule for the First Renewal Term, but in no event will it be less than *.

Prior to the completion of the First Renewal Term, the parties will agree upon a revised Minimum Purchase Levels schedule for the Second Renewal Term, but in no event will it be less than the Minimum Purchase Level established for the final year of the First Renewal Term.

Prior to the completion of the Second Renewal Term, the parties will agree upon a revised Minimum Purchase Levels schedule for the Third Renewal Term, but in no event will it be less than the Minimum Purchase Level established for the final year of the Second Renewal Term.

1 Price paid by Distributor to Licensor

2 Requires a *% cash deposit to Licensor at the time of order, and a payment of the shipment balance on delivery

3 Requires a *% cash deposit to Licensor at the time of order, and a payment of the shipment balance on delivery

4 Paid by Distributor to Licensor

* Redacted

SCHEDULE C
Form of Purchase Agreement

SCHEDULE D

Reseller Pricing
(from Distributor to other distributors)

KONG Original Style (SKU: SDX02 through SDX07)

Number of Units (pairs) per Purchase Order		Reseller Price**

Less than 12,000	.....................................................................................................................................................	*

Greater than or equal to 12,000	.....................................................................................................................................................	*

**These reseller prices are effective for the first year of the Initial Term only.  The reseller prices may be proportionally increased by Distributor effective immediately upon any adjustment in the Price List of the Products made at any time during the Term of this Distributorship Agreement.

* Redacted